Exhibit 99.1
W. P. Carey Announces 2024 Investment Volume of $1.6 Billion

Includes Record Fourth-Quarter Investment Volume of $845 Million

New York, NY – January 8, 2025 – W. P. Carey Inc. (W. P. Carey, NYSE: WPC), a leading net lease REIT specializing in corporate sale-leasebacks, build-to-suits and the acquisition of single-tenant net lease properties, today announced investment volume for the 2024 full year of approximately $1.6 billion at a weighted-average initial cap rate of approximately 7.5% and an average yield of approximately 9% (which reflects contractual rent escalations over the terms of the leases).

During 2024, the company remained primarily focused on acquiring high-quality, single-tenant warehouse and industrial properties, which comprised close to 60% of its full-year investment volume, with retail properties comprising approximately 30%. From a geographic perspective, approximately three-quarters of its 2024 investment volume was located in North America and one-quarter in Europe.

Record Fourth-Quarter Investment Volume

During the fourth quarter, the company completed record on-balance sheet investment volume for a quarter totaling approximately $845 million across a range of property types, including the following significant investments, each of which are on leases with built-in rent escalations:

•The approximately $200 million acquisition of four portfolios of discount retail stores, totaling 106 properties located in 21 states across the U.S., net leased to Dollar General, an investment-grade company. The properties are triple-net leased for a remaining weighted-average term of 14.3 years. As part of the transaction, W. P. Carey will acquire nine additional stores for an estimated $20 million during the first quarter of 2025.

•The approximately $100 million acquisition of a Class A industrial facility net leased to Canadian Solar, a global renewable energy company. The 1.1 million-square-foot facility is located in Shelbyville, KY and will serve as the tenant’s principal U.S. battery manufacturing facility. It is triple-net leased for a remaining term of 12.4 years.

•The approximately $100 million sale-leaseback of a five-building manufacturing and industrial campus totaling 1.1 million square feet located in Monterrey, Mexico, net leased to one of the oldest and largest privately held industrial manufacturing conglomerates in the U.S. The portfolio is under a master lease on a triple-net basis for a term of 25 years with rent payable in U.S. dollars.

•The approximately $100 million acquisition of a 209,000-square-foot colocation data center located in Weehawken, NJ leased to a subsidiary of Centersquare, a leading data center operator and portfolio company of Brookfield Infrastructure Partners. The facility is a Tier III data center with approximately 12 MW of critical power capacity and N+1 redundancy. It is triple-net leased for a remaining term of 11.1 years.

Jason Fox, Chief Executive Officer, W. P. Carey said: “I’m pleased to say we had a strong finish to 2024, completing a record quarter for investment activity, which brought us into the top half of our investment volume guidance range. The full benefit of these investments will flow through our earnings in 2025, in addition to our best-in-class rent escalations. And we’re well-positioned to continue putting capital to work this year without the need to issue equity — funding investments through the substantial liquidity we’ve built up and accretive sales of non-core assets, including operating properties. Furthermore, 2024 has established a new baseline from which we will grow our AFFO and dividend."

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W. P. Carey Inc.

W. P. Carey ranks among the largest net lease REITs with a well-diversified portfolio of high-quality, operationally critical commercial real estate, which includes 1,430 net lease properties covering approximately 172 million square feet and a portfolio of 78 self-storage operating properties as of September 30, 2024. With offices in New York, London, Amsterdam and Dallas, the company remains focused on investing primarily in single-tenant, industrial, warehouse and retail properties located in the U.S. and Northern and Western Europe, under long-term net leases with built-in rent escalations.
www.wpcarey.com

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of W. P. Carey and can be identified by the use of words such as "may," "will," "should," "would," "will be," "goals," "believe," "project," "expect," "anticipate," "intend," "estimate" "opportunities," "possibility," "strategy," "maintain" or the negative version of these words and other comparable terms. These forward-looking statements include, but are not limited to, statements made by Mr. Jason Fox regarding deal volume, sources of capital, and expectations for future AFFO growth and dividend growth. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other unknown or unpredictable risks or uncertainties, like the risks related to fluctuating interest rates, the impact of inflation on our tenants and us, the effects of pandemics and global outbreaks of contagious diseases, and domestic or geopolitical crises, such as terrorism, military conflict, war or the perception that hostilities may be imminent, political instability or civil unrest, or other conflict, and those additional risk factors discussed in reports that we have filed with the SEC, could also have material adverse effects on our future results, performance or achievements. Discussions of some of these other important factors and assumptions are contained in W. P. Carey's filings with the SEC and are available at the SEC's website at http://www.sec.gov, including Part I, Item 1A. Risk Factors in W. P. Carey's Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, W. P. Carey does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

Institutional Investors:
Peter Sands
1 (212) 492-1110
institutionalir@wpcarey.com

Individual Investors:
W. P. Carey Inc.
1 (212) 492-8920
ir@wpcarey.com

Press Contact:
Anna McGrath
1 (212) 492-1166
amcgrath@wpcarey.com